Exhibit 99.1

CONTACT:	READ IT ON THE WEB
Paul Goldberg	www.dovercorporation.com
Treasurer & Director of Investor Relations
(212) 922-1640
DOVER REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS
•	Reports quarterly revenue of $1.9 billion, an increase of 24% over the prior year

•	Delivers quarterly diluted earnings per share from continuing operations of $1.01, up 85% over last year

•	Achieves adjusted quarterly diluted earnings per share of $0.94, excluding tax benefits of $0.07, up 71%

•	Expects 2011 full year organic revenue growth of 6% — 8%, and diluted earnings per share from continuing operations in the range of $4.05 — $4.25
Downers Grove, Illinois, January 28, 2011 — Dover Corporation (NYSE: DOV) announced today that for the fourth quarter ended December 31, 2010, revenue was $1.9 billion, an increase of 24% over the prior year period. The revenue increase was driven by organic growth of 23%, a 2% increase from acquisitions, and a 1% unfavorable impact from foreign exchange. Earnings from continuing operations for the fourth quarter of 2010 were $191.8 million or $1.01 diluted earnings per share (“EPS”), compared to $102.4 million or $0.55 diluted EPS from continuing operations in the prior-year period, representing increases of 87% and 85%, respectively. Excluding the impact of tax benefits of $0.07 recognized in the quarter, adjusted diluted EPS from continuing operations was $0.94, an increase of 71% over the prior year. The tax benefits of $0.07 were principally related to the favorable resolution of domestic tax positions.
Revenue for the year ended December 31, 2010 was $7.1 billion, up 24% over the prior year representing organic revenue growth of 20% and growth from acquisitions of 4%. Earnings from continuing operations for the year ended December 31, 2010 were $707.9 million or $3.74 diluted EPS, compared to $371.9 million or $1.99 diluted EPS in the prior year period, representing increases of 90% and 88%, respectively. Excluding the impact of tax benefits of $0.27 diluted EPS recognized in 2010, and the impact of tax benefits of $0.15 diluted EPS recognized in 2009, adjusted diluted EPS from continuing operations for the year ended December 31, 2010 was $3.47, an increase of 89% over the prior year adjusted level of $1.84.
Commenting on the fourth quarter results, Dover’s President and Chief Executive Officer, Robert A. Livingston, said, “Dover had a strong finish to 2010 with quarterly revenue, bookings, backlog, margin and earnings all up significantly from last year. Revenue growth of 24% was above our expectations and this momentum continued to be broad-based, led by Electronic Technologies, Energy and Material Handling. Margin expansion was also broad-based, with all segments showing improvement year-over-year, resulting in a fourth quarter segment margin of 16.3%. We generated strong free cash flow during the quarter, totaling $378 million, and exited the year with strong fourth quarter order rates, resulting in a book-to-bill of 1.03.

“I am pleased with our many accomplishments in 2010. We were able to achieve full-year organic revenue growth of 20%, benefitting from improved end-markets, product innovation and geographic expansion. Full-year segment operating margins were a record 16.4%. We also generated free cash flow of $767 million in 2010, representing 11% of revenue, which funded re-investment in our businesses, our acquisition program and our 55th consecutive annual dividend increase.
“Looking forward, we expect full year 2011 revenue growth of 9% — 11%, representing organic revenue growth of 6% — 8%, plus growth from acquisitions of 3%. Based on this revenue assumption, we expect full-year diluted EPS from continuing operations to be in the range of $4.05 — $4.25.”
Net earnings for the fourth quarter of 2010 were $198.3 million or $1.04 diluted EPS, including income from discontinued operations of $6.6 million or $0.03 diluted EPS, compared to net earnings of $99.0 million or $0.53 diluted EPS for the same period of 2009, which included a loss from discontinued operations of $3.4 million or $0.02 diluted EPS. Net earnings for the year ended December 31, 2010 were $700.1 million or $3.70 diluted EPS, which included a loss from discontinued operations of $7.8 million or $0.04 diluted EPS, compared to net earnings of $356.4 million or $1.91 diluted EPS for the same period of 2009, including a loss from discontinued operations of $15.5 million or $0.08 diluted EPS.
Dover will host a webcast of its fourth quarter 2010 conference call at 9:00 A.M. Eastern Time on Friday, January 28, 2011. The webcast can be accessed at the Dover Corporation website at www.dovercorporation.com. The conference call will also be made available for replay on the website and additional information on Dover’s fourth quarter and full year 2010 results and its operating companies can also be found on the Company website, including an investor supplement containing a reconciliation of free cash flow and other non-GAAP measures to the most directly comparable GAAP measures.
Dover Corporation is a global manufacturer providing innovative components and equipment, specialty systems and support services for a variety of applications in the industrial products, engineered systems, fluid management and electronic technologies markets. For more information, please visit www.dovercorporation.com.
This press release contains “forward-looking” statements within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, income, earnings, cash flows, changes in operations, operating improvements, industries in which Dover companies operate and the U.S. and global economies. Statements in this press release that are not historical may be indicated by words or phrases such as “anticipates,” “expects,” “believes,” “indicates,” “suggests,” “will,” “plans,” “supports,” “projects,” “should,” “would,” “could,” “hope,” “forecast” and “management is of the opinion,” use of future tense and similar words or phrases. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, current economic conditions and uncertainties in the credit and capital markets; the Company’s ability to achieve expected savings from integration, synergy and other cost-control initiatives; the ability to identify and successfully consummate value-adding acquisition opportunities; increased competition and pricing pressures in the markets served by Dover’s operating companies; the ability of Dover’s companies to expand into new geographic markets and to anticipate and meet customer demands for new products and product enhancements; increases in the cost of raw materials; changes in customer demand; political events that could impact the worldwide economy; the impact of natural disasters and their effect on global energy markets; a downgrade in Dover’s credit ratings; international economic conditions including interest rate and currency exchange rate fluctuations; the relative mix of products and services which impacts margins and operating efficiencies; short-term capacity constraints; domestic and foreign governmental and public policy changes including environmental regulations and tax policies (including domestic and international export subsidy programs, R&E credits and other similar programs); unforeseen developments in contingencies such as litigation; protection and validity of patent and other intellectual property rights; the cyclical nature of some of Dover’s companies; domestic housing industry weakness; and continued events in the Middle East and possible future terrorist threats and their effect on the worldwide economy. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause its actual results to differ materially from its current expectations and from the forward-looking statements contained in this press release. Dover Corporation undertakes no obligation to update any forward-looking statement.